Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 30, 2026 relating to the financial statements of Brookfield Business Partners L.P. and the effectiveness of Brookfield Business Partners L.P.'s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Brookfield Business Corporation (filed on behalf of and as successor to Brookfield Business Partners L.P.) for the year ended December 31, 2025.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

March 31, 2026